INVESCO HEALTH SCIENCES FUND                                       SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 7/31/2010
FILE NUMBER:       811-05426
SERIES NO.:        36

74U.   1 Number of shares outstanding (000's Omitted)
         Class A                9,368
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                1,969
         Class C                  726
         Class Y                   22

74V.   1 Net asset value per share (to nearest cent)
         Class A               $11.92
       2 Net asset value per share of a second class of open-end company shares (to nearest cent)
         Class B               $ 9.92
         Class C               $ 9.95
         Class Y               $12.55